Exhibit 99.1
EDAC TECHNOLOGIES CONTINUES TO REPORT RECORD QUARTERLY OPERATING PROFIT
FARMINGTON, Conn., October 22, 2007 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the third quarter of 2007.
Sales for the third quarter of 2007 were $12,525,000 and net income was $864,000 or $0.17 per diluted share, versus sales of $8,178,000 and net income of $171,000 or $0.04 per diluted share for the third quarter of 2006. Income from operations increased to $1,533,000 in 2007 from $426,000 in 2006.
For the nine months ended September 29, 2007, sales were $37,308,000 and net income was $2,465,000 or $0.50 per diluted share versus sales of $27,355,000 and net income of $878,000 or $0.18 per diluted share for the nine months ended September 30, 2006.
Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the continued strong and balanced quarterly results. Third quarter 2007 sales were our highest quarterly sales in eight years and the total backlog remains strong. Operating profit for the third quarter 2007 was the highest quarterly operating profit in our history. Comparing the third quarter to the second quarter, our sales increased $58,000 and net income increased $45,000. Through the third quarter we have further diversified our client base and invested over $2,305,000 in machinery and equipment to further expand our capacity and productivity. This was made possible by strong cash flow from operations which also reduced debt and increased shareholders’ equity. We will continue to make investments and pursue opportunities that will sustain and position us for future growth and strengthen EDAC for the long term.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the nine months ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006

Sales	$12,525,403	$8,178,356	$37,308,102	$27,354,709

Cost of sales	10,012,338	7,071,446	30,001,252	22,858,403

Gross profit	2,513,065	1,106,910	7,306,850	4,496,306

Selling, general and administrative expenses	980,308	681,405	2,877,958	2,665,548

Income from operations	1,532,757	425,505	4,428,892	1,830,758

Non-operating income (expense):
Interest expense	(179,324)	(167,069)	(543,813)	(485,544)
Other income	18,897	17,619	29,212	73,641

Income before income taxes	1,372,330	276,055	3,914,291	1,418,855

Provision for income taxes	508,000	105,000	1,449,000	541,000

Net income	$864,330	$171,055	$2,465,291	$877,855

Income per common share data:
Basic income per share	$0.19	$0.04	$0.54	$0.19

Diluted income per share	$0.17	$0.04	$0.50	$0.18

Weighted average shares outstanding:
Basic	4,605,603	4,518,437	4,571,936	4,513,354
Diluted	4,953,970	4,784,457	4,909,430	4,791,205

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 29,	December 30,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash	$2,750,300	$925,197
Accounts receivable, net	7,752,080	7,331,226
Inventories, net	7,668,798	8,234,866
Prepaid expenses and other current assets	147,302	56,438
Refundable income taxes	—	140,650
Deferred income taxes	211,394	211,394

Total current assets	18,529,874	16,899,771

PROPERTY, PLANT AND EQUIPMENT	32,952,486	30,646,744
Less: accumulated depreciation	22,013,938	20,315,938

	10,938,548	10,330,806

DEFERRED INCOME TAXES	561,786	1,248,786

OTHER ASSETS	68,874	86,001

TOTAL ASSETS	$30,099,082	$28,565,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving line of credit	$—	$1,000,000
Current portion of long-term debt	2,254,095	1,895,436
Trade accounts payable	4,408,010	4,806,090
Employee compensation and amounts withheld	1,827,462	1,511,820
Accrued expenses	246,214	355,415
Customer advances	131,689	120,767

Total current liabilities	8,867,470	9,689,528

LONG-TERM DEBT, less current portion	7,786,004	8,081,720

OTHER LONG-TERM LIABILITIES	163,981	163,981

SHAREHOLDERS’ EQUITY:
Common stock	11,533	11,316
Additional paid-in capital	9,716,672	9,530,688
Retained earnings	5,036,463	2,571,172
Accumulated other comprehensive loss	(1,483,041)	(1,483,041)

Total shareholders’ equity	13,281,627	10,630,135

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,099,082	$28,565,364

Contact:	Glenn L. Purple
Vice President-Finance
860 677-2603